As filed with the Securities and Exchange Commission on March 19, 2021

Registration No. 333-223697

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-3 Registration Statement No. 333-223697

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Anworth Mortgage Asset Corporation

(Exact name of Registrant as specified in its charter)

Maryland	52-2059785
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1299 Ocean Avenue, Second Floor

Santa Monica, California 90401

(310) 255-4493

(Address, including zip code, and telephone number, including area code of Registrant’s principal executive offices)

Joseph E. McAdams

Chief Executive Officer and President

1299 Ocean Avenue, Second Floor

Santa Monica, California 90401

(310) 255-4493

(Name, address, including zip code, and telephone number, including area code of agent for service)

Copies to:

Mark J. Kelson, Esq.

William Wong, Esq.

Greenberg Traurig, LLP

1840 Century Park East, Suite 1900

Los Angeles, CA 90067

(310) 586-3856

Approximate date of commencement of proposed sale to the public:  Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction 1.D or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction 1.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Anworth Mortgage Asset Corporation, a Maryland corporation (the “Company”), is filing this post-effective amendment to the Registration Statement on Form S-3 (File No. 333-223697), filed with the U.S. Securities and Exchange Commission on March 15, 2018 (the “Registration Statement”), to withdraw and deregister any and all shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) that had been registered for sale and issuance under the Registration Statement and that remain unsold thereunder. Shares of Common Stock were the only securities of the Company registered for sale and issuance under the Registration Statement.

On December 6, 2020, the Company, Ready Capital Corporation, a Maryland corporation (“Ready Capital”), and RC Merger Subsidiary, LLC, a Delaware limited liability company and a wholly owned subsidiary of Ready Capital (“Merger Sub”), entered into an Agreement and Plan of Merger, pursuant to which, subject to the terms and conditions therein, the Company merged with and into Merger Sub, with Merger Sub continuing as the surviving company (such transaction, the “Merger”). Immediately following the Merger, the surviving company was contributed to Ready Capital’s operating partnership subsidiary, Sutherland Partners, L.P., a Delaware limited partnership (the “Ready Capital Operating Partnership”), in exchange for units of limited partnership interests in the Ready Capital Operating Partnership. As a result of the contribution, the surviving company became a wholly-owned subsidiary of the Ready Capital Operating Partnership.

As a result of the consummation of the Merger, the Company has terminated all offerings and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for sale and issuance but remain unsold at the termination of the offerings, the Company hereby removes and withdraws from registration any and all shares of Common Stock registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on March 19, 2021.

Anworth Mortgage Asset Corporation

By:	/s/ Joseph E. McAdams
Joseph E. McAdams Chief Executive Officer and President

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.